Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Lee Engineering hereby consents to all references to our firm included in or made a part of this Red Mountain Resources, Inc. Registration Statement on Form S-8 (the “Form S-8”) and any amendments thereto and further consents to the incorporation by reference in this Form S-8 and any amendments thereto of estimates of oil and gas reserves and future net revenues contained in our report, “Red Mountain Resources, Inc. Proved Reserve Report Effective 6-1-12”, dated August 16, 2012.

Lee Engineering

/s/ Robert Lee

January 15, 2013